Exhibit 99.1

Corporate Contacts

Gary Titus	Jane Green
Chief Financial Officer	Investors/Media
650.358.3456	650.358.1447
gtitus@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS

FOR THE FIRST QUARTER 2012

ZADAXIN® Revenues Increased 37% Year over Year

FOSTER CITY, CA – May 9, 2012 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the first quarter ended March 31, 2012. Revenues increased by 81% for the quarter ended March 31, 2012, to $39.2 million, compared to revenues for the same period in the prior year of $21.7 million. The increases in revenues in the first quarter were due to the continued growth of the ZADAXIN business in China and the inclusion of the NovaMed Pharmaceuticals, Inc. (NovaMed) revenues since the date of the acquisition on April 18, 2011. For the first quarter ending March 31, 2012, ZADAXIN revenues increased 37% to $29.8 million compared to revenues for the same period in the prior year of $21.7 million, and revenues attributable to the primary care and oncology product lines were $9.4 million.

On a pro forma basis, assuming NovaMed had been acquired on January 1, 2011, revenues for the quarter ended March 31, 2012 would have been $39.2 million compared to $28.2 million for the same period in the prior year, an increase of $11.0 million.

“We are pleased to report that SciClone delivered a strong first quarter 2012 performance with 37% ZADAXIN revenue growth year over year, clearly growing ahead of the market. All our key products, ZADAXIN, Depakine® and Aggrastat®, contributed to this excellent start for 2012,” said Friedhelm Blobel, Ph.D., SciClone President and Chief Executive Officer. “We recently marked the one-year anniversary of the SciClone-NovaMed acquisition, which was an occasion to celebrate the significant accomplishments we’ve made integrating our two companies. Our sales and marketing focused China team, which now includes approximately 850 professionals, has greatly enhanced our ability to expand commercial efforts more deeply and widely throughout the China market, resulting in the increasing market uptake of our expanded product portfolio. We believe we have created a broad foundation for continuing to deliver strong financial results in 2012 and further solidifying our position within the top tier of specialty pharmaceutical companies in China.”

On a GAAP basis, SciClone’s net income for the first quarter of 2012 was $8.7 million, compared with $3.8 million for the same period in the prior year, or $0.15 per share on both a basic and diluted basis for the three months ended March 31, 2012, compared with $0.08 per share on both a basic and diluted basis for the same period in the prior year.

SciClone’s non-GAAP net income for the first quarter of 2012 was $9.6 million, compared with non-GAAP income of $4.9 million for the same period in the prior year, or $0.17 and $0.16 per share on a basic and diluted basis, respectively, for the three months ended March 31, 2012, compared with $0.10 per share on both a basic and diluted basis for the same period in the prior year. Basic and diluted earnings per share for the 2012 period reflect the issuance of 8.3 million shares of common stock as part of the acquisition of NovaMed in April 2011.

SciClone believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation to comparable GAAP measures were derived principally as a result of the NovaMed acquisition and are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

Research and development (R&D) expenses for the first quarter of 2012 totaled $3.4 million, compared with $3.1 million for the same period in the prior year. Following the Company’s announcement on March 2, 2012 regarding the futility of our SCV-07 clinical development program in oral mucositis, the Company has taken certain steps to reduce its future US-based clinical development expenses this year and expects further substantial decreases in R&D expenses in 2013. The increase in R&D for the quarter was primarily related to severance costs associated with the discontinuation of the Company’s SCV-07 program, and to a lesser extent to the addition of NovaMed’s research and development expenses since its acquisition in April 2011, offset partially by a decrease in third-party expenses related to the discontinuance of our US-based clinical development programs.

Sales and marketing expenses for the first quarter of 2012 were $17.6 million, compared with $5.2 million for the same period in the prior year. The increase of $12.4 million was primarily a result of the addition of approximately 450 sales and marketing employees through the acquisition of NovaMed in April 2011, as well as the additional expansion of the Company’s sales team by approximately 100 sales representatives in the fourth quarter of last year, which significantly expanded SciClone’s sales and marketing capabilities. The Company now has a combined sales organization comprised of approximately 850 sales and marketing focused professionals in China.

General and administrative expenses for the first quarter of 2012 were $4.0 million, compared with $6.0 million for the same period in the prior year. The decrease in 2012 was primarily due to lower professional services fees related to the Company’s FCPA investigation, class action and derivative lawsuits, and professional expenses in connection with the NovaMed acquisition, partially offset by increases in general and administrative expenses attributable to NovaMed operations.

At March 31, 2012, cash and investments totaled $74.9 million, compared with $67.0 million at December 31, 2011. The increase in SciClone’s cash balance was primarily due to the cash generated by the Company’s commercial operations, partially offset by $1.1 million used in the first quarter for the repurchase of SciClone stock.

Conference Call Today

SciClone is hosting a conference call today at 4:30 pm ET to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, Gary Titus, Senior Vice President and CFO.

LIVE CALL:	866 730.5768 (U.S./Canada)
857 350.1592 (International)
Passcode: 27284305
REPLAY:	888 286.8010 (U.S./Canada)
617 801.6888 (International)
Passcode: 13769826
(Replay available from Wednesday, May 9, 2012, at 6:30 pm ET until 11:59 pm ET on Wednesday, May 16, 2012)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, profitable, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 15 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,”

“approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: the course, cost and outcome of regulatory matters, including pricing decisions by authorities in China; the on-going regulatory investigations; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2012; the challenges presented by integrating an acquired business into existing operations; the variability in earnings on a GAAP basis that may result from non-cash charges related to the NovaMed acquisition; the dependence on third party license, promotion or distribution agreements including the need to renew such agreements; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur additional expense and the investigations could result in fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi and/or its affiliates.

Aggrastat is a registered trademark of Medicure International Inc. in the United States, and Iroko Cardio LLC in numerous other countries.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Net revenues:
Product sales	$31,258	$21,662
Promotion services	7,905	—

Total revenues, net	39,163	21,662
Operating expenses:
Cost of product sales	4,941	3,103
Sales and marketing	17,640	5,228
Amortization of acquired intangible assets, related to sales and marketing	884	—
Research and development	3,393	3,109
General and administrative	3,961	5,958
Contingent consideration*	(916)	—

Total operating expenses	29,903	17,398

Income from operations	9,260	4,264
Non-operating income (expense):
Interest income	30	20
Interest expense	(55)	(57)
Other (expense) income, net	(1)	15

Income before provision for income tax	9,234	4,242
Provision for income tax	554	393

Net income	$8,680	$3,849

Basic net income per share	$0.15	$0.08
Diluted net income per share	$0.15	$0.08
Weighted average shares used in computing:
Basic net income per share	57,701	48,020
Diluted net income per share	59,691	50,402

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	March 31, 2012	December 31, 2011
Cash and investments	$74,855	$67,018
Accounts receivable	42,056	42,226
Inventories	8,518	8,813
Intangible assets, net	44,428	45,185
Goodwill	32,074	31,973
Total assets	206,997	200,326
Total current liabilities	24,114	25,284
Contingent consideration	14,484	15,400
Deferred tax liabilities	8,351	8,715
Borrowing on line of credit	2,500	2,500
Total shareholders’ equity	159,649	150,458

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2012	2011
GAAP net income	$8,680	$3,849
Non-GAAP adjustments:
Employee stock-based compensation	922	525
Contingent consideration	(916)	—
Amortization of acquired intangible assets	884	—
Acquisition related costs	—	562

Non-GAAP net income	$9,570	$4,936

Non-GAAP basic net income per share	$0.17	$0.10
Non-GAAP diluted net income per share	$0.16	$0.10
Weighted average shares used in computing:
GAAP and Non-GAAP basic net income per share	57,701	48,020
GAAP and Non-GAAP diluted net income per share	59,691	50,402

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income and net income per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.

•

*Contingent consideration. The contingent consideration related to the acquisition of NovaMed is re-measured each reporting period and the change in fair value is recorded as an adjustment to operating expense. SciClone’s non-GAAP financial measure excludes the change in fair value of the liability for contingent consideration in connection with the acquisition of NovaMed.

•

Amortization of acquired intangible assets. We recorded intangible assets in connection with the acquisition of NovaMed. The amortization of these intangible assets is excluded from SciClone’s non-GAAP financial measure.

•

Acquisition related costs. We incurred certain one-time acquisition costs related to the acquisition of NovaMed. The effects of these acquisition related costs are excluded from SciClone’s non-GAAP financial measure.